Exhibit 99.1

NEWS RELEASE

Margaret Dorman Appointed as Range Director

FORT WORTH, TEXAS, July 1, 2019.   RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that Margaret K. Dorman has been appointed to the Company's Board of Directors. Ms. Dorman’s appointment is effective July 1 and was mutually agreed upon by the Company’s Board of Directors and SailingStone Capital Partners, LLC. Ms. Dorman will serve on the Board’s audit committee.

Ms. Dorman has 30 years of experience in the energy industry, largely focused in the oilfield service and equipment sector.  In 2009, she retired as the Executive Vice President, Chief Financial Officer and Treasurer of Smith International, Inc. (now part of Schlumberger Limited) after spending more than a decade in that role.  Previously, she held management positions at Landmark Graphics, prior to its acquisition by Halliburton Corporation, and Ernst & Young.  Ms. Dorman also has significant board and committee experience.  She has served as an independent director of Equitrans Midstream Corporation since the November 2018 separation from EQT Corporation and, for the previous seven years, as an independent director of EQT Corporation.  She currently is a member of the audit committee of Equitrans Midstream and chairs the management development and compensation committee.  Additionally, Ms. Dorman is a director of privately-held Rubicon Oilfield International, where she serves as chair of the audit committee and a member of the compensation committee.

“Ms. Dorman brings significant financial expertise and a strong background in the oil and gas industry to our Board. We are confident Margaret’s background in finance and extensive industry experience will be an asset to Range as we focus on translating our world-class Marcellus Shale position into shareholder value,” said Jeff Ventura, CEO and President of Range Resources.

Greg Maxwell, Range’s Chairman added “The Range Board is committed to an active and ongoing Board refreshment process, which is critical to maintaining deep industry knowledge and diverse expertise to provide robust oversight.  We believe adding an independent director with Ms. Dorman’s experience, coupled with Board changes we have made over the last several years, shows Range’s commitment to best corporate governance practices.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGL and oil producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana.  The Company pursues an organic development strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

SOURCE: Range Resources Corporation 2019-12

Range Investor Contact:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

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